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Michael York

Financial Dynamics

Wehner & York, P.C.

212-850-5606 / 212-850-5614

703-476-8000

SFBC International Provides Update on its Miami Facility

Princeton, NJ, January 19, 2006 – SFBC International, Inc. (NASDAQ: SFCC), a provider of drug development services to branded pharmaceutical, biotechnology, generic drug and medical device companies, today announced that at a hearing before the Miami-Dade County (the “County”) Unsafe Structures Board (the “Board”) on January 18, 2006, the Board has accepted the Agreed Recommendation submitted by SFBC and a Building Department Official. The Board announced that it will issue a formal written decision (the “Decision”) with regard to SFBC’s Miami, Florida facility located on Biscayne Boulevard (the “Facility”). As a result of the Decision, SFBC will continue to operate this Facility and will make improvements to the Facility following the issuance of the building permit.

Prior to yesterday’s hearing, a building application plan was submitted to the County by SFBC to permit structural improvements to the Facility.  The building application plan was prepared by SFBC’s general contractor, professional architects and engineers, and planning expert.

SFBC expects the Decision will be issued by January 25, 2006. Upon issuance of this Decision, SFBC will have 90 days to obtain a building permit. During the 90-day period, SFBC expects that the County will issue comments to the submitted plans and SFBC will be required to make adjustments to the submitted plans based upon these comments.  Assuming the permit is issued, SFBC will have 180 days from issuance in which to complete all necessary improvements to the Facility.

The Company is pleased with the outcome of this hearing and looks forward to working closely with County officials.

About SFBC International, Inc.

SFBC International, Inc. provides early and late stage clinical drug development services to branded pharmaceutical, biotechnology, generic drug and medical device companies around the world. SFBC has more than 30 offices located in North America, Europe (including Central and Eastern Europe), South America, Asia, and Australia. In early clinical development services, SFBC specializes primarily in the areas of Phase I and early Phase II clinical trials and bioanalytical laboratory services, including early clinical pharmacology. SFBC also provides late stage clinical development services globally that focus on Phase II through IV clinical trials. SFBC also offers a range of complementary services, including data management and biostatistics, central laboratory services, medical and scientific affairs, regulatory affairs and submissions, and clinical IT solutions. Additional information is available on SFBC's website at www.sfbci.com.

Forward-Looking Statements

The statements made in this press release relating to issuance of the building permits and completion of the necessary renovations  are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). Additionally words such as "seek," "intend," "believe," "plan," "estimate," "expect," "anticipate" and other similar expressions are forward-looking statements within the meaning of the Act. Some or all of the results anticipated by these forward-looking statements may not occur. Factors that could cause or contribute to such differences include, but are not limited to, the inherent uncertainty of how  the County officials will react in reviewing the application and  plans submitted by SFBC and the ability of outside contractors and professionals retained by SFBC to make the necessary improvements in compliance with the permits and all applicable laws.

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